UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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STANDARD PACIFIC CORP.
(Name of Registrant as Specified In Its Charter)

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STANDARD PACIFIC CORP.
15360 Barranca Parkway
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2012

The 2012 Annual Meeting of Stockholders of Standard Pacific Corp. will be held at 15360 Barranca Parkway, Irvine, CA 92618, on Wednesday, May 9, 2012 at 10:30 a.m., local time, for the following purposes:

(1)	To elect seven directors to hold office until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To approve the Company’s Amended and Restated Stockholder Rights Plan;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012; and

(4)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors recommends stockholders vote FOR proposals (1), (2), and (3).

The Board of Directors has fixed the close of business on March 14, 2012 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting.  The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our capital stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.  To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person.  We encourage you to vote via the internet or by telephone.  If you requested a printed set of proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials.  Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

We are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the internet.  As a result, we are mailing to our stockholders a notice of internet availability of proxy materials instead of a paper copy of our proxy statement and our annual report to stockholders.  The notice of internet availability of proxy materials contains instructions on how to access those documents via the internet.  The notice of internet availability of proxy materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our annual report to stockholders and a form of proxy card or voting instruction card, as applicable.

By Order of the Board of Directors

JOHN P. BABEL
Secretary

Irvine, California
March [     ], 2012

Preliminary Proxy Statement – Subject to Completion, Dated March [   ], 2012

PROXY STATEMENT

STANDARD PACIFIC CORP.
15360 Barranca Parkway
Irvine, California 92618

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2012

GENERAL INFORMATION

This proxy statement contains information related to our annual meeting of stockholders to be held Wednesday, May 9, 2012, beginning at 10:30 a.m., local time, at our headquarters, located at 15360 Barranca Parkway, Irvine, CA 92618, and at any and all postponements and adjournments thereof (the "Annual Meeting").  Your proxy for the meeting is being solicited by the Standard Pacific Corp. Board of Directors.  This proxy statement will be available on the internet, and the notice of internet availability of proxy materials is first being mailed to stockholders beginning on or about March [   ], 2012.

    The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the notice of internet availability of proxy materials. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the internet.  Accordingly, a notice of internet availability of proxy materials has been mailed to our stockholders. Stockholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the notice of internet availability of proxy materials mailed to them.  Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials.  This means that only one copy of our proxy materials or notice of internet availability of proxy materials, as applicable, may have been sent to multiple stockholders in the same house.  We will promptly deliver a separate notice of internet availability of proxy materials and, if applicable, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the notice of internet availability of proxy materials.

RECORD DATE AND VOTING

On March 14, 2012 (the "Record Date"), the Company had outstanding a total of 199,360,392 shares of Company common stock (the "Common Stock") and 450,829 shares of Series B Junior Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, collectively with the Common Stock, the "Shares").  Holders of the Shares are entitled to receive notice of and to vote at the Annual Meeting.  As of the Record Date, the Shares were entitled to vote together on all matters upon which the holders of Common Stock are entitled to vote, with holders of the Common Stock (excluding the holder of the Series B Preferred Stock) entitled to 51% of the total voting power of the Shares and the holder of the Series B Preferred Stock entitled to 49% of the total voting power of the Shares (i.e., the combined voting power of the Common Stock and Series B Preferred Stock held by the holder of the Series B Preferred Stock equals 49%).

The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of the Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

The persons named in the accompanying proxy card will vote Shares represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, Shares represented by properly completed proxies will be voted:

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FOR the election of the directors of the Company designated herein as nominees (see "Proposal No. 1:  Election of Directors"), except that the holder of the Series B Preferred Stock will vote its Shares in the same proportion as other holders of Common Stock vote;

•	FOR approval of the Company’s Amended and Restated Stockholder Rights Agreement (see "Proposal No. 2: Approval of the Company’s Amended and Restated Stockholder Rights Agreement"); and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012 (see "Proposal No. 3: Ratification of Auditor").

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the internet, or by attending the Annual Meeting and casting his or her vote in person.  A stockholder’s last timely vote will be the vote that is counted.

If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name", and the Notice is being forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card.  As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  Rules of the New York Stock Exchange (the "NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal absent voting instructions from the owner.  If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions.  A "broker non-vote" occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.  The election inspectors will treat abstentions and broker non-votes as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.  For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).  Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on the proposals to be voted on at the 2012 Annual Meeting.

Stockholders can provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on May 8, 2012. Telephone and internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 8, 2012.  Please have your notice and proxy control number in hand when you telephone or visit the website.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Company’s Chairman of the Board and Chief Executive Officer will be selected in the manner that the Board of Directors deems is in the best interest of the Company at a given point in time.  The Board does not have a policy as to whether the roles of Chairman and Chief Executive Officer should be separate or combined and, if the roles are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.  In December 2008, the Board decided to separate the roles of Chairman and Chief Executive.  At that time, Ronald R. Foell, an independent member of the Board of Directors who has served as a director of the Company since 1967, was appointed to serve as Chairman of the Board.  Mr. Foell has been re-appointed to serve as our Chairman for 2012.

Our Corporate Governance Guidelines provide that our Chairman will also serve as the Company’s Lead Independent Director if the Chairman is independent.  In cases where the Chairman is not independent, the Chairman of the Nominating and Corporate Governance Committee will serve as our Lead Independent Director.  Since Mr. Foell is an independent member of the Board he also serves as our Lead Independent Director.  As Chairman of the Board and Lead Independent Director, Mr. Foell’s responsibilities include:

•	establishing the agenda for each meeting of the Board in consultation with the Chief Executive Officer and developing the agenda for each executive session of the independent directors;

•	convening and chairing each meeting of the Board and the regular executive sessions of the independent directors;

•	coordinating and developing the agenda for executive sessions of the independent directors;

•	coordinating feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and management;

•	reviewing, and approving if appropriate, requests for required approvals under the Company’s Code of Business Conduct and Ethics with regard to proposed executive officer and director conduct; and

•	acting as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on any matter.

In addition to Mr. Foell, the chairman of each of the standing committees of our Board provides leadership to the Board within the area for which his committee is responsible. The following is a description of each of the standing committees of our Board of Directors.

Committees of the Board of Directors

    During 2011, our Board of Directors had standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The current membership of each committee is as follows, with the chairman of the committee listed first.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Douglas C. Jacobs	Bruce A. Choate	James L. Doti	Scott D. Stowell
Bruce A. Choate	F. Patt Schiewitz	Douglas C. Jacobs	Ronald R. Foell
F. Patt Schiewitz	James L. Doti	F. Patt Schiewitz	Douglas C. Jacobs

Audit Committee:  The Audit Committee, which held five meetings during 2011, represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries and is also responsible for providing oversight to the Company’s risk management function.  Under the Audit Committee’s charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Audit Committee has general responsibility for:

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overseeing the integrity of the Company’s accounting, auditing and financial reporting processes, the adequacy of the Company’s internal controls and the fullness and accuracy of the Company’s financial statements;

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reviewing with management and the Company’s independent auditor the Company’s annual financial statements and Annual Report on Form 10-K and quarterly financial statements and Quarterly Reports on Form 10-Q prior to filing with the SEC;

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appointing the Company’s independent auditor, reviewing its independence, effectiveness and significant relationships with the Company (if any), and approving the hiring by the Company of current and former employees of the independent auditor;

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company’s independent auditor;

•	approving major changes to the Company’s internal auditing and accounting principles and practices;

•	overseeing the Company’s guidelines and policies with respect to risk assessment and risk management;

•	establishing, reviewing and updating a code of ethical conduct and a whistleblower complaint procedure;

•	reviewing legal compliance matters and the adequacy of the Company’s disclosure controls;

•	discussing the general types of information to be disclosed and presentation of earnings press releases;

•	reviewing annually the performance of the Committee and the contents of the Audit Committee charter; and

•	performing any other actions that the Board of Directors deems appropriate.

The Audit Committee has been established in accordance with applicable SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined in the NYSE listing standards.  In addition, the Board of Directors has determined that Douglas C. Jacobs, an independent director, qualifies as an "audit committee financial expert" within the meaning of applicable SEC rules and regulations.  Mr. Jacobs’ extensive background in accounting and finance, as described more particularly under the heading "Proposal No. 1–Election of Directors–Nominees for Election", qualifies him as our audit committee financial expert.

Compensation Committee:  The Compensation Committee, which held four meetings during 2011 (including by written consent), represents the Board in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives.  All of the members of the Compensation Committee are independent directors as defined under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3.

Under the Compensation Committee’s charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Compensation Committee has general responsibility for:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing, establishing and approving compensation programs and levels of compensation for the Company’s directors and executive officers, including equity-based compensation awards;

•	administration of stock incentive plans (including the selection of employees to receive awards and the determination of the amount and the terms and conditions of such awards);

•
annually reviewing and appraising the performance of the Company’s Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company;

•	making recommendations to the Board on management succession relating to the Chief Executive Officer and other executive officer positions; and

•	establishing and reviewing compliance with director and executive officer stock ownership guidelines.

In determining executive compensation, the Compensation Committee may take into consideration the research and recommendations provided by an independent consultant engaged directly by the committee, as well as recommendations made by the Company’s Chief Executive Officer. This process is described in greater detail in the "Compensation Discussion and Analysis" section which begins at page 19 of this proxy statement. The Compensation Committee generally does not delegate authority granted the committee by its charter.

Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held three meetings during 2011.  All of the members of the committee are independent directors as defined under the NYSE listing standards. The Nominating and Corporate Governance Committee’s charter requires that the committee meet at least once per year or more frequently as circumstances dictate, and that it will have general responsibility for:

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recommending the slate of directors to be nominated by the Board for election by the stockholders at the annual meeting of stockholders and reviewing and recommending candidates to fill vacancies on the Board;

•	recommending to the Board the composition of board committees;

•	developing and implementing the Company’s Corporate Governance Guidelines;

•	monitoring a process to assess the effectiveness of the Board;

•	making recommendations on executive succession; and

•	considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board.

Executive Committee:  The Executive Committee, which did not hold any meetings during 2011 but acted regularly by written consent, represents the Board of Directors in discharging all of its responsibilities between board meetings, and may generally exercise all of the powers of the Board of Directors, except those powers expressly reserved by applicable law to the Board of Directors or that must be made by independent directors, in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions or limitations given by the Board of Directors.

Board of Directors Meetings and Attendance

During 2011, the Company’s Board of Directors held four meetings in addition to the committee meetings discussed above. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he then served.  In addition, the Company’s non-management directors held four formal quarterly meetings without the presence of management (executive sessions), as well as a number of additional informal meetings without the presence of management, from time to time, as determined necessary by the Lead Independent Director. We do not have a policy requiring our Directors to attend our annual meeting.  The 2011 annual meeting of stockholders was attended by Kenneth L. Campbell and Ronald R. Foell.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, including the Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company’s principal executive offices. All such communications received by the Company are compiled by the Corporate Secretary and forwarded to the Lead Independent Director, Committee Chairman, or other directors as appropriate.

Corporate Governance Guidelines and Director Independence

Our Corporate Governance Guidelines provide a framework for our corporate governance initiatives and cover topics including, director independence, selection and composition of the Board of Directors and its committees, director compensation and performance of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board of Directors any changes thereto.

The Corporate Governance Guidelines provide that a majority of the members of the Board of Directors must meet the criteria for independence as required by the NYSE listing standards. As set forth in the Corporate Governance Guidelines, a director will be independent only if the Board of Directors determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. In making that determination, the Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards. The Board of Directors has determined that each of its current members, except for Scott D. Stowell, meet the aforementioned independence standards.  Mr. Stowell does not meet the aforementioned independence standards because he serves as our Chief Executive Officer.

Director Identification, Qualification and Nominating Procedures

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. In addition, pursuant to the terms of a stockholder agreement (the "Stockholder Agreement") (described in more detail beginning on page 8 of this proxy statement under the heading "Certain Relationships and Related Transactions; Transactions with Related Persons") between the Company and the Company’s largest stockholder, MP CA Homes, LLC ("MatlinPatterson"), MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees  for Board of Directors membership.  The Nominating and Corporate Governance Committee is required to nominate each such person designated by MatlinPatterson if the committee determines that such nominees possess the characteristics required by the Company’s governance standards, provided, that, the committee is not obligated to nominate any MatlinPatterson nominee if such nominee is an officer or director of:

•	any company that competes to any significant extent with the business of the Company or its subsidiaries in the geographic areas in which they operate;

•	another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States; or

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a company that does not have a class of equity securities registered with the SEC and that has annual revenues (in its most recently completed fiscal year) from homebuilding and land development activities within the United States of more than $200 million.

Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, and the diversity of the nominee’s background and experience, such as depth of understanding of the Company’s industry, financial sophistication, leadership, objectivity and other factors deemed appropriate by the committee, all in the context of the perceived needs of the Board of Directors at that point in time.

In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest character and integrity;

•	an ability and desire to make independent and thoughtful analytical inquiries;

•	meaningful experience at a strategy/policy setting level;

•	outstanding ability to work well with others;

•	sufficient time available to carry out the significant responsibilities of a member of the Board of Directors; and

•
freedom from any conflict of interest (other than employment by the Company in the case of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board of Directors.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company’s Board of Directors, that stockholder may submit the recommendation for consideration to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary at the Company’s principal executive offices.  The Nominating and Corporate Governance Committee will review properly submitted stockholder recommendations in the same manner as it evaluates all other nominees.

In addition, the Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting of the stockholders only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Corporate Secretary at the Company’s principal executive offices not later than 90 days prior to the first anniversary date of the preceding year’s annual meeting, or, if the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, the later of the 90th day prior to such meeting or the seventh day following the first public announcement of the date of such meeting. Each notice must set forth, among other things required by the Company’s bylaws: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director of the Company if so elected.

Risk Oversight

The Audit Committee is responsible for overseeing the Company’s guidelines and policies with respect to risk assessment and risk management.  The Audit Committee includes a discussion with management of the potential risks and exposures the Company faces and the steps management is taking to identify and manage those risks on the agenda for its regularly scheduled February and July meetings each year, and the committee and/or the full Board may also discuss risk issues with management at other times as they arise.  In addition, the full Board of Directors takes responsibility for overseeing some larger areas of operational risk, such as significant land purchases and financings.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on its website, www.standardpacifichomes.com or in a current report on Form 8-K, as required.

In addition, the Company has adopted a whistleblower procedure pursuant to which employees and others have access to our Board of Directors and senior management to raise any concerns about unethical business practices and other Company related concerns in confidence.

Access to Corporate Governance Documentation and Other Information Available on Our Website

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees are accessible via the Company’s website at www.standardpacifichomes.com.

Certain Relationships and Related Transactions; Transactions with Related Persons

Our Code of Business Conduct and Ethics and our Employment of Relatives Policy govern transactions between the Company and our directors, executive officers, and their immediate family members. The Code of Business Conduct and Ethics provides that no director, executive officer, or any of their immediate family members may, directly or indirectly, sell, buy, lease, or otherwise provide or receive any goods, property or services from the Company without the approval of our Lead Independent Director. Our Employment of Relatives Policy provides that the approval of our Lead Independent Director must be obtained prior to the Company or any subsidiary hiring, transferring or promoting a relative of a director or executive officer. These policies do not set forth any categorical standards that the Lead Independent Director is required to follow when determining whether to grant or deny approval. Rather, we rely on the good judgment and common sense of our Lead Independent Director to determine in each instance whether the proposed transaction is consistent with the principles underlying our policies.

While the Company does not have a general policy regarding transactions between the Company and beneficial owners of five percent or more of the Shares, the terms of the Stockholder Agreement between the Company and MatlinPatterson (owner of 49% of the voting power of the Shares as of the Record Date) provides a framework pursuant to which the Company’s transactions with MatlinPatterson will be analyzed.  The Stockholder Agreement provides that transactions with MatlinPatterson or its affiliates (other than certain acquisitions of the Company’s capital stock that require the approval of the Company’s stockholders) are required to be pre-approved by a majority of the non-management independent members of the Board of Directors.

To our knowledge, during 2011 there were no transactions between the Company and any of our directors, executive officers, five percent or greater beneficial owners of Shares, or any of the immediate family members of any of the foregoing persons that would be required to be reported in this proxy statement, except for those listed below.

During 2011, the Company purchased finished lots in a master planned community located near Charlotte, North Carolina that were developed by Crescent Resources, LLC.  Crescent Resources, LLC is a land management and real estate development Company in which an affiliate of MatlinPatterson has a significant indirect ownership interest. The total purchase price for the transaction was approximately $1.3 million, was established at arm’s length and was approved by a majority of the non-management independent members of the Board of Directors who were not affiliated with MatlinPatterson.  MatlinPatterson was not involved in the negotiation of this transaction and we do not believe they derived any direct or indirect benefits from the transaction other than the indirect benefits afforded to them as a result of their ownership interests in the Company and in Crescent.

Proposal No. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of a single class of nine members that are elected annually.  Two of our nine directors have notified the Nominating and Corporate Governance Committee of their intention to not seek reelection at the Company’s 2012 annual meeting of stockholders.  As a result, the Board of Directors has decided to reduce the number of members of the Board of Directors to seven following the meeting and has nominated the remaining seven directors to stand for election at the meeting.  If elected, each nominee will serve until the 2013 annual meeting of stockholders or until the election and qualification of his respective successor.

Pursuant to the terms of the Stockholder Agreement between the Company and MatlinPatterson, MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for board membership.  The Company is (subject to certain exceptions discussed on page 6 of this proxy statement) required to nominate each director designated by MatlinPatterson, if the Nominating and Corporate Governance Committee determines that such nominees possess the characteristics required by the Company’s governance standards, and to have the Board of Directors recommend that stockholders vote for the election of each MatlinPatterson designated director.  MatlinPatterson has designated two persons, David J. Matlin and Peter Schoels, as director nominees.

MatlinPatterson is also required to use its reasonable best efforts to elect to the Board of Directors the independent directors nominated by the Nominating and Corporate Governance Committee.  However, pursuant to the Stockholder Agreement, MatlinPatterson is required to vote for or withhold authority for such nominees in the same proportion as all of the Company’s stockholders (other than MatlinPatterson and its affiliates) vote.

The qualifications of each director nominee are described below under the heading "Nominees for Election."

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Assuming the presence of a quorum, directors will be elected by a plurality of the vote of the Shares present and entitled to vote at the Annual Meeting.  Broker non-votes will have no effect on the election of directors because such election is by a plurality vote.  Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them in favor of election of the seven nominees described below.  The Board of Directors does not contemplate that any of its proposed nominees will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board of Directors.

Nominees for Election

    The Board of Directors has nominated Scott D. Stowell, Bruce A. Choate, Ronald R. Foell, Douglas C. Jacobs, David J. Matlin, John R. Peshkin and Peter Schoels for election as directors at the Annual Meeting.  Following is biographical information about each of the director nominees and reasons why the Nominating and Governance Committee and the Board determined that each of the director nominees should serve on the Board.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Bruce A. Choate(1)(3)	64
Director since 2007.  Since December 2002, Mr. Choate has served as Chief Executive Officer, President and Director of Watson Land Company, a privately-held real estate investment trust ("REIT") located in Carson, California.  Prior to December 2002, Mr. Choate served since 1991 as Watson Land Company’s Chief Financial Officer.  Mr. Choate also serves on the Board of Directors of AvalonBay Communities, Inc., a publicly traded apartment REIT, and is the Chairman of AvalonBay’s investment and finance committee and a member of its nominating and corporate governance committee.  Mr. Choate’s extensive background in the real estate industry, including his extensive real estate related accounting and financial expertise, led to our Board’s conclusion to nominate Mr. Choate for re-election as a member of our Board of Directors.

Ronald R. Foell(4)	82
Director since 1967, Chairman of the Board since December 2008.  Mr. Foell served as President of the Company from 1969 until October 1996.  Since October 1996 Mr. Foell has been a private investor.  Mr. Foell’s nearly half century of homebuilding experience and his forty-five year history with the Company led to our Board’s conclusion to nominate Mr. Foell for re-election as a member of our Board of Directors.

Douglas C. Jacobs(1)(2)(4)	70
Director since 1998.  Executive Vice President— Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and a family trust since January 1, 2006.  Prior to that, Executive Vice President - Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from March 2001 to December 2005.  Prior to that Mr. Jacobs, among other things, served as a Partner of the accounting firm of Arthur Andersen LLP.  Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, and a member of its compensation committee and Chairman of its audit committee.  Mr. Jacobs’ extensive background in accounting and finance, which qualifies him as our "audit committee financial expert" within the meaning of applicable SEC regulations, led to our Board’s conclusion to nominate Mr. Jacobs for re-election as a member of our Board of Directors.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
David J. Matlin	50
Director since 2008.  Chief Executive Officer of MatlinPatterson Global Advisers LLC, a private equity firm, since 2002.  Prior to July 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and head of their Distressed Securities Group since its formation in 1994.  Prior to joining CSFB, Mr. Matlin was Managing Director of distressed securities and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. (1988-1994).  Mr. Matlin is also a Director of Goss Graphics and serves as an Advisory Board member of Wharton Private Equity Partners (WPEP).  Mr. Matlin serves as a member of our Board pursuant to the terms of the Stockholder Agreement between the Company and its largest stockholder, MatlinPatterson.  In addition, the Board believes that Mr. Matlin’s extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

John R. Peshkin	51
Appointed director in March 2012.  Managing Principal and Founder of Vanguard Land, LLC, a private real estate investment group focused on the acquisition and development of high-quality residential properties since September 2008.  Prior to founding Vanguard Land, Mr. Peshkin was Chief Executive Officer of Starwood Land Ventures, LLC from May 2007 to August 2008. Mr. Peshkin began his career at Taylor Woodrow, with progressive roles over nearly 25 years, including six years as Chief Executive Officer of North American operations, from 2000 to 2006.  Mr. Peshkin was also a member of the Board of Directors of WCI Communities, Inc. from September 2009 to February 2012.  Mr. Peshkin’s extensive background in land development and homebuilding led to our Board’s conclusion to nominate Mr. Peshkin for re-election as a member of our Board of Directors.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Peter Schoels	38
Director since 2009.  Managing Partner of MatlinPatterson Global Advisers LLC, a private equity firm, since July 2002.  Prior to July 2002, Mr. Schoels was a member of Credit Suisse’s Distressed Group which he joined in 2001.  He has made investments in North America, Latin America, Europe and the CIS.  Before joining Credit Suisse, Mr. Schoels was Director of Finance and Strategy for Tradeledger and KnowledgePlatform, both subsidiaries of Itim Group Plc (2000-2001).  Previously, he was Manager of Mergers and Acquisitions for Ispat International NV (now Mittal Steel), specializing in buying distressed steel assets in emerging markets (1998-2000).  Mr. Schoels was identified by, and serves as a member of our Board pursuant to the terms of the Stockholder Agreement between the Company and its largest stockholder MatlinPatterson.  In addition, the Board believes that Mr. Schoels’ extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

Scott D. Stowell(4)	54
Director and Chief Executive Officer since January 2012 and President since March 2011.  Mr. Stowell served as Chief Operating Officer from May 2007 to March 2011, President of our Southern California Region from September 2002 to May 2007 and President of our Orange County division from April 1996 to September 2002.  Mr. Stowell joined the Company in 1986 as a project manager.  Our Board nominated Mr. Stowell because he is our Chief Executive Officer and the Board believes it is appropriate for the Company’s CEO to serve as a member of our Board of Directors.

_________________________

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Executive Committee.

Proposal No. 2

APPROVAL OF THE COMPANY’S AMENDED AND RESTATED
STOCKHOLDER RIGHTS AGREEMENT

At the Annual Meeting, Stockholders will be given the opportunity to vote on the following resolution:

RESOLVED, that the stockholders of Standard Pacific Corp. hereby approve the Company’s Amended and Restated Rights Agreement, dated as of December 20, 2011, by and between the Company and Mellon Investor Services LLC, as rights agent.

Background on Proposal

Effective December 20, 2011, we entered into an Amended and Restated Rights Agreement (the "Amended Rights Agreement") with Mellon Investor Services LLC.  The Amended Rights Agreement amends and restates in its entirety the Company’s rights agreement, which has been in effect since December 31, 2001 (as in effect prior to December 20, 2011, the "Original Rights Agreement").  The Board of Directors amended and restated the Original Rights Agreement to update the exercise price of each preferred stock purchase right issued pursuant thereto (the "Rights") to $20.00, extend the expiration date of the Rights and the Amended Rights Agreement for an additional three year period, to December 31, 2014, and to make certain other clarifying and technical amendments.

Stockholder rights plans are intended to provide directors of a target company time to effectively respond to takeover proposals through dilution of a potential acquirer’s interest in the target company if it embarks upon a hostile transaction.  Stockholder rights plans are therefore intended to encourage potential acquirers to negotiate with the board of directors of the target company. If the board of directors of the target company concludes that a fair price and terms are being offered to the target’s stockholders, the board may amend or terminate the rights plan or redeem the rights so that the acquisition does not trigger the dilutive effects of the plan.  A stockholder rights plan is not intended to prevent a takeover of the company.

Specifically, the Board of Directors adopted the Amended Rights Agreement and the Original Rights Agreement:

•	to protect our stockholders from coercive, unfair or inadequate tender offers or other abusive takeover tactics, such as "two tier" takeovers, "creeping" takeovers and "street sweeps; "

•
to reduce the chances of a potential acquirer rapidly accumulating a substantial stock position in the Company to preempt the Board of Directors’ consideration of takeover alternatives and to avoid payment of a fair control premium to all our stockholders;

•	to preserve the Company’s bargaining power and flexibility when deciding how to respond to and negotiate with a potential acquirer; and

•	to allow the Board of Directors to negotiate with a potential acquirer on the timetable most advantageous to the Company and our stockholders.

The Board of Director’s decision to amend and restate the Original Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal and is not intended to prevent a non-coercive takeover bid from being made for the Company or to keep directors or management in office.

While the amendment and restatement of the Amended Rights Agreement was effective on December 20, 2011, we have elected to seek stockholder approval of the Amended Rights Agreement as a matter of good corporate governance.  If stockholder approval of the Amended Rights Agreement is not obtained, the Board of Directors will promptly terminate the Amended Rights Agreement.

Summary of the Amended Rights Agreement

The following is a summary of the material terms of the Amended Rights Agreement.  It is intended to provide a general description only and is qualified in its entirety by reference to full text of the Amended Rights Agreement, which was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2011 and is incorporated by reference herein.

1.      Common Share Certificates Representing Rights

Pursuant to the Original Rights Agreement, the Board of Directors authorized and declared a dividend of one Right for each share of Company common stock, par value $0.01 per share (each a "Common Share"), payable to the holders of record of Common Shares as of the close of business on December 31, 2001 (the "Record Date").  In addition, Rights have been and will continue to be issued with all Common Shares issued after the Record Date until the earlier of the date of the first event described in Section 2(b) or (c) below, the Redemption Date and the Expiration Date (each as defined below), and will be issued with all Common Shares issued upon exercise of conversion rights, exchange rights, rights (other than Rights), warrants or options that were issued or granted prior to the date of the first event described in Section 2(b) or (c) below.

Until the Distribution Date (as defined in Section 2 below), (a) the Rights shall not be exercisable, (b) the Rights shall be attached to and trade only together with the Company’s Common Shares, and (c) the stock certificates representing Common Shares or ownership statements issued with respect to uncertificated Common Shares shall also represent the Rights attached to such Common Shares.  Unless the Rights are earlier redeemed or exchanged, Common Share certificates or ownership statements issued after the effective date of the Amended Rights Agreement and prior to the Distribution Date shall contain a notation incorporating the Amended Rights Agreement by reference.  Until the Distribution Date, the surrender for transfer of any certificates for Common Shares or the ownership statements with respect to uncertificated Common Shares will also constitute the transfer of the Rights.

2.      Distribution Date

The "Distribution Date" is the earliest of:

(a)            the tenth business day (or such later day as shall be designated by the Board of Directors) following the date of the commencement of, or the announcement of an intention by any person, other than an Exempt Person (as defined below) to make, a tender offer or exchange offer, the consummation of which would cause any person to become a 15% Stockholder (as defined below);

(b)            the tenth business day following the date of the first public announcement that any person (other than an Exempt Person) has become the beneficial owner of 15% or more of the Company's then outstanding voting shares (such person is a "15% Stockholder" and the date of such public announcement is the "15% Ownership Date"); or

(c)            the first date, on or after the 15% Ownership Date, (i) upon which the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation, (ii) upon which the Company is the surviving corporation in a merger or business combination in which all or part of the outstanding Common Shares are changed into or exchanged for stock or cash or other assets of another person, or (iii) upon which 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business).

In calculating the percentage of outstanding voting shares that are beneficially owned by any person, such person shall be deemed to beneficially own any voting shares issuable upon the exercise, exchange or conversion of any options, warrants or other securities (other than the Rights) beneficially owned by such person; provided, however, that such voting shares issuable upon such exercise shall not be deemed outstanding for the purpose of calculating the percentage of voting shares that are beneficially owned by any other person.

As in the Original Rights Agreement, an "Exempt Person" means (i) the Company or any wholly-owned subsidiary of the Company, (ii) any employee benefit plan of the Company or its subsidiaries and any person holding voting shares for or pursuant to the terms of any such employee benefit plan, and (iii) MatlinPatterson and its affiliates, provided that MatlinPatterson shall immediately cease to be an Exempt Person from and after the date on which a majority of the members of the Board of Directors who are not designated by MatlinPatterson, determine, in good faith, that (A)(1) MatlinPatterson is in material breach of the Stockholders Agreement, as amended or supplemented from time-to-time, or (2) such Stockholders Agreement is no longer in full force and effect, and (B) MatlinPatterson shall be deemed no longer to be an Exempt Person under the Amended Rights Agreement.

3.      Issuance of Right Certificates

As soon as practicable following the Distribution Date, separate certificates representing only Rights shall be mailed to the holders of record of Common Shares at the close of business on the Distribution Date, and such separate Right certificates alone shall represent the Rights from and after the Distribution Date. From and after the occurrence of any event described in Section 2(b) or (c), the Rights beneficially held by (i) any 15% Stockholder or its affiliates or associates, (ii) any transferee of such 15% Stockholder or its affiliates or associates, after such 15% Stockholder becomes such, or (iii) certain transferees of such 15% Stockholder who receive Rights concurrent with the 15% Stockholder becoming such, or pursuant to an arrangement that the Board of Directors determines is part of a plan, arrangement or understanding that has a primary purpose or effect to avoid such provisions of the Amended Rights Agreement, shall become null and void.

4.      Expiration of Rights

The Rights shall expire on December 31, 2014 (the "Expiration Date"), unless earlier redeemed or exchanged, unless prior to the Expiration Date the Distribution Date has occurred and the Rights have separated from the Common Shares, in which case the Rights will remain outstanding for three years from the date they separate.

5.      Exercise of Rights

Unless the Rights have expired or been redeemed or exchanged, on or after the close of business on the Distribution Date they may be exercised, at the option of the holders, pursuant to paragraphs (a), (b) or (c) below.  No Right may be exercised more than once or pursuant to more than one of such paragraphs.

(a)           Right to Purchase Preferred Shares.  From and after the close of business on a Distribution Date pursuant to Section 2(a) above, each Right shall be exercisable to purchase one one-hundredth (1/100) of a share of the Company’s Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share, of the Company (the "Preferred Shares"), at an initial exercise price of $20.00, as the same may be adjusted pursuant to the terms of the Amended Rights Agreement (the "Exercise Price").  Prior to the Distribution Date, if the Board of Directors determines that such action adequately protects the interests of the holders of the Rights, the Company may substitute for all or any portion of the Preferred Shares that would otherwise be issuable upon exercise of the Rights, cash, other securities of the Company or other property having the same aggregate value as such Preferred Shares.  The Preferred Shares are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to any other series of the Company's preferred stock whether issued before or after the issuance of the Preferred Shares.  A holder of a Preferred Share is entitled to receive when, as and if declared, quarterly dividends equal to the greater of (i) cash and non-cash dividends in an amount equal to 100 times the aggregate dividends declared on each Common Share (other than dividends payable in Common Shares) and (ii) $1.00 per Preferred Share ($.01 per one one-hundredth (1/100) of a Preferred Share).  In the event of liquidation, dissolution or winding up of the Company, to the extent assets are available, the holders of Preferred Shares shall be entitled to receive, prior to any stock ranking junior to the Preferred Shares, a payment in an amount equal to $100 per Preferred Share ($1.00 per one one-hundredth (1/100) of a Preferred Share), plus all accrued and unpaid dividends and distributions on the Preferred Shares (the "Series A Liquidation Preference"), and once all Common Shares have received one-hundredth of the Series A Liquidation Preference, holders of the Preferred Shares and the Common Shares shall each receive their ratable and proportionate share of the remaining assets of the Company.  Each Preferred Share has one hundred (100) votes per share (one vote per one one-hundredth (1/100) of a Preferred Share), and except as provided by law or in the certificate of designations for the Preferred Shares, shall vote together with the Common Shares as one class.  If the dividends payable on the Preferred Shares are in arrears in an amount equal to six quarterly dividend payments, the holders of the Preferred Shares shall have the right to elect two directors. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, the holder of a Preferred Share shall be entitled to receive 100 times the amount received per Common Share.  The rights of the Preferred Shares as to dividends, voting and liquidation preferences are protected by antidilution provisions.  It is anticipated that the value of one one-hundredth (1/100) of a Preferred Share should approximate the value of one Common Share.

(b)           Right to Purchase Common Shares of the Company.  From and after the close of business on the tenth business day following the 15% Ownership Date, each Right (other than a Right that has become void) shall be exercisable to purchase, at the Exercise Price, in lieu of Preferred Shares, Common Shares with a market value equal to two times the Exercise Price.  If the Company does not have sufficient Common Shares available for all Rights to be exercised, the Company shall substitute for the applicable portion of the Common Shares that would otherwise be issuable upon the exercise of the Rights, cash, assets or other securities (such as one-hundredths of a Preferred Share) having the same aggregate value  as such Common Shares.

(c)           Right to Purchase Common Stock of a Successor Corporation.  If, on or after the 15% Ownership Date, (i) the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger or other business combination in which all or part of the outstanding Common Shares are changed into or exchanged for stock or cash or other assets of another person, or (iii) 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), then each Right (other than a Right that has become void) shall thereafter be exercisable to purchase, at the Exercise Price, shares of common stock of the surviving corporation, other persons issuing stock or assets, or the purchaser, respectively, or in certain cases, the parent of any such person (the "Surviving Person"), with an aggregate market value equal to two times the Exercise Price.

6.      Adjustments to Prevent Dilution

The Exercise Price, the Redemption Price (as defined below), the number of outstanding Rights and the number of Preferred Shares or Common Shares issuable upon exercise of the Rights are subject to adjustment from time to time in order to prevent dilution.

7.      Cash Payable Instead of Issuing Fractional Securities

The Company shall not be obligated to issue any fractional securities upon exercise of a Right (other than fractions of Preferred Shares that are integral multiples of one one-hundredth of a Preferred Share and that may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, a payment in cash may be made based on the market price of such securities on the last trading date prior to the date of exercise.

8.      Redemption

At any time prior to the earliest of (a) the tenth business day following the 15% Ownership Date, (b) the first event of the type giving rise to exercise rights under Section 5(c) above, and (c) the expiration of the Rights, the Board of Directors may, at its option, direct the Company to redeem the then outstanding Rights in whole, but not in part, at a price of $.001 per Right, as the same may be adjusted pursuant to the terms of the Rights Agreement (the "Redemption Price"), and the Company shall so redeem the Rights.  Immediately upon such action by the Board of Directors (the date of such action being the "Redemption Date"), the only right of the holders of Rights thereafter shall be to receive the Redemption Price.

9.      Exchange

At any time after the tenth business day following the 15% Ownership Date, the Board of Directors may, at its option, authorize and direct the exchange of all or part of the then outstanding Rights (other than Rights that have become void) for Common Shares, at an exchange ratio of one Common Share per Right (the "Exchange Ratio"), and the Company shall so exchange the Rights.  Immediately upon such action by the Board of Directors, the right to exercise Rights shall terminate and the only right of the holders of Rights thereafter shall be to receive the Exchange Ratio. If the Company does not have sufficient Common Shares available for all designated Rights to be so exchanged, the Company shall substitute for the applicable portion of the Common Shares that would otherwise be issuable upon the exchange of the Rights, cash, assets or other securities (such as one-hundredths of a Preferred Share), having the same aggregate value as such Common Shares.

10.      No Stockholder Rights Prior to Exercise

Until a Right is duly exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than rights resulting from such holder's ownership of Common Shares, if any), including, without limitation, the right to vote or to receive dividends.

11.      Amendments of the Amended Rights Agreement

The Board of Directors may, from time to time, without the approval of any holder of Rights, supplement or amend any provision of the Amended Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights, and the Company and the Rights Agent shall so supplement or amend such provision; provided, however, that from and after the earliest of (a) the tenth business day following the 15% Ownership Date, (b) the first event of the type giving rise to exercise rights under Section 5(c) above, (c) the Redemption Date, and (d) the Expiration Date, the Rights Agreement cannot be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding Rights other than a 15% Stockholder or a Surviving Person.

The Board of Directors believes that the Amended Rights Agreement is in our Stockholder’s best interests.

Effect of Vote

Stockholder approval of the Amended Rights Agreement is not required. The Board of Directors has submitted the Amended Rights Agreement to stockholders for approval as a matter of good corporate governance, in an effort to determine the viewpoint of stockholders on the advisability of the Amended Rights Agreement.  If the Amended Rights Agreement is not approved by our stockholders, the Board of Directors will promptly terminate the Amended Rights Agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE RESOLUTION SET FORTH ABOVE APPROVING THE COMPANY’S AMENDED RIGHTS AGREEMENT.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.

Proposal No. 3

RATIFICATION OF AUDITOR

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012, and the Board of Directors and the Audit Committee recommend that the stockholders ratify this appointment.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012 is not required. However, the Board of Directors and the Audit Committee are submitting the matter to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012, the Audit Committee will consider the appointment of another independent registered public accounting firm. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of stockholders whenever the Audit Committee deems such termination appropriate.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.

DIRECTOR COMPENSATION

Annually, the Compensation Committee reviews the Company’s non-management director compensation program with the goal of maintaining a program that comports with market norms and that aligns the interests of non-management directors with those of stockholders. This review includes an examination of publicly available information regarding compensation paid to non-management directors at the other publicly traded homebuilders in a peer group examined by the Compensation Committee (Toll Brothers, Inc., Hovnanian Enterprises, Inc., Beazer Homes USA, Inc., M.D.C. Holdings, Inc., The Ryland Group, Meritage Homes Corp., KB Home and M/I Homes, Inc.) and, from time to time, a discussion with an outside compensation consultant (although no such discussions were held in 2011).

In 2011, each non-management director was eligible to receive total annual compensation valued at $180,000, consisting of an annual cash retainer of $80,000 and quarterly grants of Standard Pacific’s Common Stock valued at $25,000. The Compensation Committee has decided to continue this program for 2012.  The Compensation Committee believes the total amount of compensation is consistent with market norms and that the mix between cash and stock strikes the appropriate balance between providing non-management directors with a significant portion of their compensation in stock to better align their interests with our other stockholders, while providing them sufficient cash to fund income taxes associated with their receipt of the stock.

The annual cash retainer is paid in four equal installments on February 15, May 15, August 15 and November 15. The stock grant is paid in quarterly installments in shares of Common Stock that are priced at the closing price of Common Stock on each of March 31, June 30, September 30 and December 31. The stock is fully vested on the date of grant. As a reflection of a greater workload, our Lead Independent Director receives an additional $20,000 annual cash retainer, payable quarterly in the same manner and at the same time as the general cash retainer paid to all non-management directors. Upon election or appointment to the Board of Directors, each new non-management director receives a grant of 5,000 shares of restricted stock which vests in full one year after the date of grant.

2011 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards(s) (2)(3)	Total($)
Bruce A. Choate	$80,000	$100,000	$180,000
James L. Doti	$80,000	$100,000	$180,000
Ronald R. Foell	$100,000	$100,000	$200,000
Douglas C. Jacobs	$80,000	$100,000	$180,000
David J. Matlin(1)	$—	$—	$—
F. Patt Schiewitz	$80,000	$100,000	$180,000
Peter Schoels(1)	$—	$—	$—
_________________________

(1)	Mr. Matlin and Mr. Schoels have elected to decline all compensation that they would otherwise be entitled to receive as members of the Board.

(2)
Each non-employee director is entitled to receive an aggregate of $100,000 of our Common Stock each year, issued in four quarterly installments of $25,000.  The actual number of shares issued to each non-employee director is determined by dividing $25,000 by the closing price of our Common Stock as of the last day of each quarter.  For 2011, Messrs. Choate, Doti, Foell, Jacobs and Schiewitz each received an aggregate of 32,148 shares of Company Common Stock.

(3)	No stock options were granted to our non-employee directors in 2011. As of December 31, 2011, Messrs. Foell and Jacobs each held options to purchase 20,000 shares of Common Stock.

Non-Employee Director Stock Ownership Guidelines

The Company has adopted Non-Employee Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of our directors with the interests of our other stockholders.  In February 2012, the

Compensation Committee modified these guidelines to increase the common stock ownership requirement from 20,000 shares to a number of shares equal to three times the annual cash retainer paid to the director.  Each non-employee member of the Company’s Board of Directors (other than directors who are employees of any of our 10% or greater stockholders or their affiliates who are not subject to these guidelines) is required to reach full compliance with these guidelines within five years of the date the director becomes subject to them.  As of December 31, 2011, each of our directors was in compliance with the Company’s previous guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (referred to herein as the "Compensation Committee" or the "Committee") has reviewed and discussed with management the contents of the "Compensation Discussion and Analysis" section below.  Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Bruce A. Choate (Chairman)
F. Patt Schiewitz
James L. Doti

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Bruce A. Choate (Chairman), James L. Doti, and F. Patt Schiewitz all served as members of the  Compensation Committee during all or a portion of 2011. There are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder "Say-On-Pay" Voting

On May 18, 2011, we held our annual meeting of stockholders.  At that meeting, stockholders were provided the opportunity to cast non-binding advisory votes on the compensation of our named executive officers and the frequency with which stockholders should be provided the opportunity to vote on the compensation of our named executive officers in the future.  Following the recommendation of our Board of Directors, over 99% of votes cast by stockholders at the meeting were voted to approve the compensation of our named executive officers and nearly 85% of votes cast were voted in favor of a three year frequency for future "say-on-pay" advisory votes.  Consistent with these results, our Compensation Committee applied a similar compensation philosophy when setting 2012 executive compensation and decided on a three year frequency for future "say-on-pay" votes.  The next "say-on-pay" vote will be held at the 2014 annual meeting of stockholders.

Compensation Philosophy and Objectives

The overall objectives of our executive compensation program are to attract, motivate, retain and reward key executives, support our business strategy through a "pay for performance" philosophy tied to individual and overall company results, and align the long-term interests of our executives with those of our other stockholders.

Core Principles.  Consistent with these objectives, the Committee has developed a compensation program for executive officers, including the Company’s named executive officers, predicated on the following core principles:

•
The overall level of total compensation for executives should be reasonable and competitive with the compensation paid to similarly situated peer executives, subject to variation for factors such as the individual’s ability, experience, performance, duties, responsibilities, prior contributions and future potential contributions to the Company.

•	Annual incentive opportunities should represent a significant portion of total possible compensation for executives and should provide for variations in operating and individual performance.

•
A significant portion of total compensation should be paid in the form of long term equity incentives (stock options, stock appreciation rights, restricted stock and/or performance shares) thereby enhancing the executive’s financial interest in the creation of long-term stockholder value and aligning the interests of our executives with those of our stockholders.

Our Best Practices

Our compensation program incorporates the following best practices:

•	The majority of our compensation is performance-based and can be earned only upon the achievement of corporate and individual performance targets designed to enhance stockholder value.
•
Incentive compensation earned by our executives is subject to claw-back provisions in certain instances where compensation is based in whole or in part on reported financial results that are subsequently modified as a result of a restatement and the executive has engaged in misconduct.

•	Following a change-in-control, post termination benefits are not payable unless an executive's employment is terminated ("double trigger").
•	We do not provide perquisites for our executive officers that are not generally available to all of our employees.
•	We do not provide tax-gross ups on perquisites to our executives.
•	We do not offer preferential or above market returns on compensation deferred by our executives.
•	We have stock ownership guidelines that set forth required ownership levels for our executives.
•	Our Compensation Committee is comprised entirely of independent directors
•	Our Compensation Committee is advised by an independent compensation consultant. This consultant is retained directly by the Committee.
•	We have an Insider Trading Policy which prohibits all covered persons, including executives, from hedging the economic risk of owning Company shares.

Our Company Performance in 2011

In 2011, our Company continued the transition from a defensive balance sheet focus to a focus on growth. Our results reflect our continued focus on growing community count in the move-up segment, our continued dedication to quality home design, and our commitment to creating a superior customer experience. In 2011 our results improved significantly as we moved through the year, culminating in a successful 2011 fourth quarter.  The following are comparisons of our 2011 fourth quarter to our 2010 fourth quarter:

•	Net income of $15.3 million, or $0.04 per diluted share, vs. net loss of $21.9 million, or $0.08 per diluted share
•	Net new orders of 615, up 44%
•	Backlog of 681 homes, up 64% (highest year-end backlog since 2007)
•	19% increase in average active selling communities to 160
•	Homebuilding revenues up 38%
•	Average selling price of $374 thousand, up 10%
•	782 new home deliveries, up 26%
•	Gross margin from home sales of 20.4%, compared to 22.2%
•	SG&A rate from home sales of 15.2%, a 290 basis point improvement

Procedure for Setting Executive Compensation

Role of the Compensation Committee.  The Committee is responsible for all aspects of executive compensation, including, among other things:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and levels of the compensation and benefits of the Company’s executive officers;

•
annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company; and

•	administering the Company’s compensation plans, including its stock incentive plans.

Each of the members of the Committee is an independent director.

The Committee generally meets in conjunction with our February and October quarterly Board meetings and from time to time at additional special meetings on an as-needed basis. The Committee also informally communicates between meetings as necessary to conduct the Committee’s business. While the Company’s Chief Executive Officer, Chief Legal Officer and Senior Vice President of Human Resources generally attend Committee meetings, the Committee also meets in executive session without management, from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full board, where both Committee members and other independent members of the Board of Directors are present without management.

The Committee makes compensation decisions for all of the Company’s named executive officers and certain other highly compensated employees. The Committee evaluates performance, compensation levels and compensation program structure throughout the year, but generally begins the process of setting salary and annual incentives for the upcoming year at a regularly scheduled meeting in October.  At a meeting in February or early March, the Committee formally adopts base salaries and cash incentive compensation programs for the year and authorizes the payment of any incentive compensation for the previous year. At this time, the Committee also grants long-term incentives, such as stock options, stock appreciation rights, restricted stock and performance share awards.  This timing allows the Committee to consider prior performance and to satisfy the requirements of Section 162(m) necessary to achieve tax deductibility of performance based compensation payments, while maximizing the incentive effect of any compensation tied to annual performance.

Role of Management.  The Company’s Chief Executive Officer annually reviews each executive officer’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and incentive compensation program for each executive officer. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.

Use of Compensation Consultant.  From time to time the Committee has retained a compensation consultant to provide benchmarking data, guidance on best practices and key developments in compensation, assistance with program design, and to otherwise assist the Committee with its duties. As a reflection of the Committee’s belief that the Company’s executive compensation program should be revised to reflect the Company’s operational transition from a defensive balance sheet focus to a focus on growth, the Committee re-engaged its compensation consultant, Steven Hall & Partners ("SH&P"), during the second half of 2011. During this process, the Committee, SH&P, and members of the Company’s senior management team, including the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Senior Vice President of Human Resources, worked together to conduct a comprehensive review of the Company’s current management compensation practices.  As a result of this process, the Committee adopted a new executive compensation program framework that is intended to be used in 2012 and beyond.

Competitive Marketplace Assessment.  In March 2012, upon the recommendation of SH&P, the Committee modified the pay comparator peer group historically used by the Committee for purposes of assessing competitive market practice with respect to pay levels.  The new pay comparator group includes prior comparators Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., M.D.C. Holdings, Inc., Meritage Homes Corp., The Ryland Group, Inc., and Toll Brothers, Inc. and two new comparators, KB Home and M/I Homes, Inc. The pay comparator peer group provides the Committee with a source of marketplace data regarding compensation levels and consists of companies in the Company’s industry with similar size, scope and complexity, within a range of 0.5 to 2 times the Company’s revenues.

We do not tie our compensation to fixed benchmarks. Instead, this market analysis is one factor among many that the Committee reviews when determining compensation levels for our executives. Other important considerations include individual performance and experience, scope of responsibilities and the need to recruit and retain individuals to fill key positions.

For purposes of evaluating compensation practices, the Committee supplements the pay comparator group with four additional comparators (D.R. Horton, Inc., Lennar Corp., NVR, Inc. and Pulte Group, Inc.) which are too large to be considered appropriate pay comparator peers, but nonetheless serve as good sources of competitive intelligence regarding pay design and practices.

The Committee may also periodically review other compensation data determined to be relevant by the Committee to develop the Company’s executive officer compensation programs

Compensation Elements

In 2011, our compensation program was comprised of the following pay elements:

•
Base Salary. The Committee believes base salaries should be adequate to attract and retain management, and to provide a reasonable base level of compensation. Base salaries for the named executive officers are established based on the scope of their responsibilities, experience, performance and contributions to the Company, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee.

•
Incentive Compensation.  The Committee believes that incentive compensation should reward executives for their performance over the short- and long-term.  In 2011, our incentive program was designed to motivate and reward executives for corporate and individual accomplishments during the year. To align the interests of our executives over the longer term, a significant portion of the 2011 incentive compensation earned was delivered in the form of transfer-restricted stock.

•
Equity Compensation.  In addition to the portion of annual incentives awarded in the form of transfer-restricted stock, stock options or other equity awards are used by the Committee from time to time as an additional form of long-term compensation. The Committee has historically granted such equity awards, typically in the form of stock options, at the time of hire (or promotion) of an executive or at other times when the Committee determines the payment of additional equity compensation to the executive is warranted. The Committee believes these awards further align executives’ interests with those of the Company’s other stockholders. In addition, because this equity generally vests over an extended timeframe, these awards encourage the executive to remain with the Company for a long and productive career, allowing the Company to maximize the value of the executive’s experience.

•
Perquisites and Other Benefits. The Committee does not believe that the named executive officers should receive special perquisites or other benefits that are not available to other employees.  Consistent with this philosophy, the named executive officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical, dental, vision and life insurance, disability coverage and the 401(k) Plan.

In late 2011 and early 2012, we made significant changes to our executive compensation program.  These changes are described in greater detail beginning on page 24 of this proxy.

2011 Named Executive Officer Compensation

Base Salaries

In February 2011, the Committee set 2011 base salaries for each of the Company’s executive officers. Mr. Campbell, Mr. Stowell and Ms. Marlett’s base salaries remained unchanged from 2010 levels at $850,000, $750,000, and $525,000, respectively. Mr. Stephens and Mr. Babel’s base salaries were increased from $400,000 to $430,000 and $425,000, respectively. The base salary for Mr. McCall was determined as part of negotiations related to his hiring, and was set at $550,000 pursuant to his employment agreement.

Incentive Compensation

How Our Incentive Compensation Pool Is Funded. In 2011, annual incentives for our named executive officers were awarded from an annual incentive pool defined as a fixed percentage of adjusted EBITDA.  The Committee selected adjusted EBITDA as the corporate performance metric used to fund our annual incentive pool because increasing adjusted EBITDA was viewed as a measure of the effectiveness of our restructuring efforts.  Because all incentive compensation awards are paid out of this pool, the incentive compensation received by each of our employees is reflective of our performance on the adjusted EBITDA performance metric.  For 2011, the Company earned approximately $101 million in adjusted EBITDA.

Our Annual Incentive Compensation Awards Are Paid in Cash and Equity.  The Committee elected to pay a significant portion of 2011 annual incentive compensation in three year transfer restricted stock, which the

Committee believes focuses the executive on the longer term performance of the Company, because the executive will not be able to recognize the full value of his or her annual incentive bonus unless the Company’s stock price on the dates that the transfer restrictions lapse is at or higher than the Company’s stock price on the date their incentive bonus is paid.

How Individual Awards Are Determined.  Because the annual incentive pool is funded based on our adjusted EBITDA performance, all incentive awards made to our executives are reflective of our performance on this metric.  However, awards to our named executive officers are also reflective of performance on other corporate and individual targets which are described in greater detail below.

President and Chief Operating Officer.  Scott D. Stowell, our current President and Chief Executive Officer, and 2011 President and Chief Operating Officer, was eligible to receive 2011 incentive compensation equal to 1.3% of the Company’s adjusted EBITDA. In February 2012, the Committee paid an incentive bonus of $1,312,103 (35% cash/65% stock), which was equal to the incentive compensation target that had been established for Mr. Stowell by the Committee in February 2011.

Chief Financial Officer. Jeff J. McCall became our Chief Financial Officer on June 1, 2011.  In connection with the terms of his employment agreement with the Company, in addition to his base salary of $550,000, Mr. McCall received a signing bonus of $600,000 and 1.3 million stock options with an exercise price of $3.80 as incentives to join our Company and as replacements for opportunities forfeited at his previous employer.  In addition, Mr. McCall was provided the opportunity to earn incentive compensation equal to 0.75% of the Company’s 2011 adjusted EBITDA (pro-rated for the portion of the year Mr. McCall was employed by the Company), and the reimbursement of relocation expenses associated with relocating his family from Chicago to Southern California.  In February 2012, Mr. McCall received an incentive bonus of $441,574 (50% cash/50% stock), which was equal to the pro-rated amount of 0.44% of the Company’s 2011 adjusted EBITDA he was due under his employment agreement.  On March 8, 2012, Mr. McCall’s employment agreement was terminated in connection with the Committee’s adoption of the Company’s new 2012 incentive compensation program.

Chief Legal Officer.  John P. Babel, our General Counsel, received incentive compensation of $201,862 (65% cash/35% stock) for 2011.  Mr. Babel’s incentive compensation was determined based on the Committee’s review of his performance related to departmental budget, peer review, litigation management, and the general performance of the legal function.  The amount paid to Mr. Babel was 111% of his targeted amount, reflecting the Committee’s recognition of Mr. Babel’s management of the legal budget, his receipt of high peer review marks, the success of the Company’s litigation management program, and his significant contributions as a member of the Company’s executive management team, including in connection with facilitating a smooth leadership transition process during 2011.

Chief Marketing Officer.  Wendy L. Marlett, our Chief Marketing Officer, received incentive compensation of $301,480 (50% cash/50% stock) for 2011.  Ms. Marlett’s incentive compensation was determined based on the Committee’s review of her performance related to departmental budget, her receipt of high peer review marks, significant progress with the Company’s brand development, the Company’s favorable community traffic count relative to market, and the general performance of the marketing functions.  The amount paid to Ms. Marlett was 100% of her targeted amount, reflecting her achievement of targeted performance.

Former Chief Executive Officer.  Ken Campbell’s last day of employment as our Chief Executive Officer was January 1, 2012.  Since Mr. Campbell served for the entirety of calendar year 2011, Mr. Campbell was entitled to receive the full amount of his 2011 targeted annual incentive compensation.  Accordingly, in February 2012, the Committee paid Mr. Campbell incentive compensation consisting of $1,867,224 (35% cash/65% stock), which was equal to the incentive compensation target of 1.85% of the Company’s adjusted EBITDA that had been established for Mr. Campbell by the Committee in February 2011, and $1,000,000 in cash, which was equal to the maximum amount payable to Mr. Campbell in connection with his performance related to succession planning and executive transition during 2011.

Former Chief Financial Officer.  John M. Stephens resigned from his position as our Chief Financial Officer on June 1, 2011.  In connection with the separation of his employment, Mr. Stephens entered into a Retirement and Transition Services Agreement with the Company that provided Mr. Stephens with: (i) a lump sum cash payment of $430,000, (ii) the vesting of Mr. Stephens remaining unvested stock options, (iii) up to twelve months of Company paid COBRA premium, and (iv) eligibility to receive a discretionary bonus of up to 0.26% of the Company’s

adjusted EBITDA for the six month period ended June 30, 2011.   In February 2012, the Committee elected to pay Mr. Stephens a discretionary bonus of $80,739, the maximum payable under his retirement agreement, as a reflection of his efforts to transition his responsibilities to our new chief financial officer.

Perquisites and Other Benefits. The Committee believes that the Company’s named executive officers should participate in the same benefit programs as the Company’s other employees.  Consistent with this philosophy, the named executive officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical, dental, vision and life insurance, disability coverage and the 401(k) Plan.

2012 Named Executive Officer Compensation

Consistent with the recommendations of the Committee’s compensation consultant, on March 8, 2012, following nearly four months of meetings between representatives of the Committee, the consultant and members of the Company’s senior management team, the Committee adopted the compensation program described below for each of the Company’s named executive officers.  The program is designed to provide each of our named executive officers with a total compensation package competitive (in both total dollar value and in compensation mix) with his or her similarly situated peers.

Base Salaries. For 2012, the Committee elected to freeze base salaries at 2011 levels for each of the named executive officers other than Mr. Stowell.  Mr. Stowell’s base salary was increased by $100,000 (effective April 1, 2012) to reflect his promotion to Chief Executive Officer in January 2012.

Annual Cash Incentive Compensation.  For 2012, target annual cash incentives for our executives will be defined as a percentage of base salary, rather than a portion of an annual incentive pool.  The 2012 annual incentive targets for our named executive officers will be 100% of base salary for Messrs. Stowell and McCall and 50% of base salary for Mr. Babel and Ms. Marlett.  The Committee believes that these annual incentive opportunities are consistent with those provided to other similarly situated executives among the Company’s comparators.

Annual incentive awards will be earned based on corporate and individual performance in 2012.  The primary corporate performance metric is pre-tax income.  The Committee selected pre-tax income as the most significant performance metric because the Company’s named executive officers are responsible for the operational oversight of our entire Company and the Committee believes that achievement of the pre-tax income target set forth in the Company’s 2012 business plan will be a strong indicator of individual performance.  For our Chief Legal and Chief Marketing Officers, achievement of targeted levels of annual incentive compensation will also depend upon the achievement of certain departmental performance objectives related to their respective areas of supervision.

Payouts under the program are subject to a minimum performance threshold and are subject to a cap, defined as a percentage of base salary.  Maximum payouts will only be earned for superior performance.

Long Term Equity Compensation. In addition to annual cash incentive compensation, the new program contemplates annual grants of equity awards, such as stock options, stock appreciation rights, restricted stock and performance share awards to encourage executive ownership of Company common stock which further aligns the interest of executives with those of the Company’s other stockholders and to provide the executive with an incentive (because the equity compensation generally vests over an extended timeframe) to remain with the Company for a long and productive career.  The ultimate value of long-term equity compensation will be dependent on the Company’s future stock price, in the case of the restricted stock and capped stock appreciation rights and, for the performance share awards granted to each executive in 2012, on the Company’s 2014 earnings per share.

For 2012, the Committee provided a long-term equity grant to each of the Company’s named executive officers, the dollar value of each grant expressed as a percentage of the executive’s base salary. The grant consisted of the following components:

•	Restricted Stock. 25% restricted common stock (vesting in three equal installments on each of the first three anniversaries of the April 2, 2012 issuance date);

•
Capped Stock Appreciation Right. 25% capped common stock appreciation rights (with a grant price equal to the closing price of the Company’s common stock on the April 2, 2012 issuance date, vesting in three equal installments on each of the first three anniversaries of the April 2, 2012 issuance date, and with the value per share of the award capped at the difference between twelve dollars ($12) and the closing price of the Company’s common stock on April 2, 2012); and

•
Performance Share Award. 50% in performance share awards (with payouts at 1-4 times the target number of shares of common stock based on the Company’s actual earnings per share for the year ended December 31, 2014).

In addition to the foregoing long-term equity grants, which are intended to be an annual component of named executive officer compensation in the future, the Committee decided to provide a one-time grant of market based capped stock appreciation rights ("Market Based SAR") to the named executive officers to further align their interests with the Company’s other stockholders.  These market based grants have a five year term and vest in three equal tranches only if the Company’s common stock closing price reaches eight ($8), nine ($9) and ten ($10) dollars, respectively, for twenty consecutive trading days.  The value per share of the award is capped at the difference between twelve dollars ($12) and the closing price of the Company’s common stock on April 2, 2012.  The Committee believes this grant further aligns the named executive officers with the Company’s other stockholders, because the executive will only receive a benefit from receiving the compensation if the Company’s stock price rises significantly during this five year period.

Chief Executive Officer.  Scott D. Stowell, the Company’s President and Chief Executive Officer, will receive a base salary of $850,000 for 2012 (effective April 1, 2012). In addition to Mr. Stowell’s base salary, he has been provided the opportunity to earn annual cash incentive compensation of between 0% and 200% of his base salary (with a target of 100%) based on the Company’s 2012 pre-tax income.  Alternatively, Mr. Stowell will be entitled to receive cash incentive compensation of up to 50% of his base salary if the Company exceeds a threshold number of home deliveries during 2012.  In addition, Mr. Stowell was granted long term equity incentive compensation, consisting of 25% Restricted Stock, 25% Capped Stock Appreciation Right, and 50% Performance Share Award with a grant date fair value of 200% of his base salary and a Market Based SAR of 900,000 shares.

Chief Financial Officer.  Jeff J. McCall, the Company’s Chief Financial Officer, will receive a base salary of $550,000 for 2012.  In addition to his base salary, Mr. McCall has been provided the opportunity to earn annual cash incentive compensation of between 0% and 200% of his base salary (with a target of 100%) based on the Company’s 2012 pre-tax income.  In addition, Mr. McCall was granted long term equity incentive compensation, consisting of 25% Restricted Stock, 25% Capped Stock Appreciation Right, and 50% Performance Share Award with a grant date fair value of 100% of his base salary and a Market Based SAR of 600,000 shares.

Chief Legal Officer.  John P. Babel, the Company’s Chief Legal Officer, will receive a base salary of $425,000 for 2012.  In addition to his base salary, Mr. Babel has been provided the opportunity to earn annual cash incentive compensation of between 0% and 80% of his base salary (with a target of 50%), based 60% on the Company’s 2012 pre-tax income, 15% on individual performance goals, and 25% upon the Chief Executive Officer and the Committee’s subjective evaluation of his performance.  In addition, Mr. Babel was granted long term equity incentive compensation, consisting of 25% Restricted Stock, 25% Capped Stock Appreciation Right, and 50% Performance Share Award with a grant date fair value of 50% of his base salary and a Market Based SAR of 120,000 shares.

Chief Marketing Officer.  Wendy L. Marlett, the Company’s Chief Marketing Officer, will receive a base salary of $525,000 for 2012.  In addition to her base salary, Ms. Marlett has been provided the opportunity to earn annual cash incentive compensation of between 0% and 80% of her base salary (with a target of 50%), based 60% on the Company’s 2012 pre-tax income, 25% on individual performance goals, and 15% upon the Chief Executive Officer and the Committee’s subjective evaluation of her performance.  In addition, Ms. Marlett was granted long term equity incentive compensation, consisting of 25% Restricted Stock, 25% Capped Stock Appreciation Right,

and 50% Performance Share Award with a grant date fair value of 50% of her base salary and a Market Based SAR of 120,000 shares.

Employment Related Agreements

On March 8, 2012, the Committee authorized the Company to enter into a Severance and Change in Control Protection Agreement with each of its named executive officers.  These agreements replace in their entirety all existing employment agreements between the Company and these officers.

Under these agreements, if the executive’s employment with the Company is terminated without cause (cause generally consisting of various bad acts described more particularly in the agreement) other than in connection with a change in control, the executive is entitled to receive a lump sum payment equal to a multiple (CEO 2x, other named executive officers 1.5x) of the sum of his or her current base salary plus his or her target annual cash incentive bonus for the year prior to the year of termination, and Company paid COBRA for 2 years in the case of the CEO, and 1.5 years in the case of the other named executive officers.  No special treatment of equity awards is provided.

If the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) in connection with a change in control (i.e., “Double-Trigger” required for payouts), the executive is entitled to receive a lump sum payment equal to a multiple (CEO 3x, other named executive officers 2x) of the sum of his or her current base salary plus his or her target bonus for the year of termination, Company paid COBRA for 3 years in the case of the CEO and 2 years in the case of the other named executive officers, and an additional pro-rata bonus.  The amount of the pro-rata bonus is determined by multiplying the target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365.  In addition, all unvested equity awards will vest as of the date of termination.

The change-in-control component of these agreements reflect the Committee’s belief that the interests of stockholders will be best served if the interests of the Company’s named executive officers are aligned with the stockholders, and that providing change in control benefits should eliminate or at least reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders.  The Committee believes that the overall cost and design of both the severance and change-in-control programs are consistent with market norms.  In order to receive payments under the agreements the executives must execute the Company’s standard form release agreement, which includes non-solicitation, non-disparagement and confidentiality requirements.

Potential Payments Upon Termination or Change-in-Control

    The following table provides an estimate of the total cash payment and other value that would have been received by each named executive officer assuming that the Company had become obligated to pay the executive officers either severance or change-in-control benefits on March 8, 2012.

ESTIMATED VALUE OF TERMINATION AND CHANGE-IN-CONTROL BENEFITS

	Change-In-Control Benefit(1) Double Trigger (CIC + Termination)					Severance Benefit(2) Termination Without Cause (No CIC)
Name	Cash	+	Unvested Options(3)	=	Total	Cash

Scott D. Stowell	$5,258,356	+	$655,500	=	$5,913,856	$3,400,000

Jeff J. McCall	$2,302,466	+	$0	=	$2,302,466	$1,650,000

John P. Babel	$1,314,589	+	$188,250	=	$1,502,839	$956,250

Wendy L. Marlett	$1,623,904	+	$0	=	$1,623,904	$1,181,250
_________________________

(1)
Benefit is equal to a multiple of the sum of current salary and current year target bonus, plus an additional pro-rated bonus.  The amount of the pro-rata bonus is determined by multiplying the target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365.  For purposes of this example, the pro-rata bonus has been calculated using a factor of 68/365 (68 being the number of calendar days in 2012 up to and including the hypothetical March 8, 2012 trigger date).  In addition, all unvested equity awards vest.  (Multiple = 3x CEO; 2x other named executive officers).

(2)
Benefit is equal to a multiple of the sum of current base salary and prior year target bonus.  For purposes of this calculation the executive's 2012 target bonus was utilized.  (Multiple = 2x CEO; 1.5x other named executive officers).

(3)
In accordance with SEC rules, this amount represents the difference between the Company’s stock price of $3.18 at December 31, 2011 and the applicable option price, multiplied by all unvested stock options held by the named executive officer as of December 31, 2011.

Other Compensation Related Plans and Policies

Deferred Compensation.  All employees, including the named executive officers, may participate in the Company’s 401(k) Retirement and Savings Plan (the "401(k) Plan"). Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $5,000 per employee per year. The Company does not maintain separate or supplemental retirement plans for executives or key employees.

Executive Stock Ownership Guidelines. In March 2012, the Compensation Committee adopted new Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company’s stockholders.  Under the guidelines, our named executive officers are required to hold a multiple of their base salary in Company common stock (CEO 3x, other named executive officers 2x). Each such executive officer is required to reach full compliance with the guidelines within five years of the date he or she first becomes subject to the guidelines.  If an executive officer fails to reach compliance with the guidelines within the five year phase in period, he or she will be paid 100% of annual incentive compensation in common stock until compliance is achieved.  He or she will also be required to hold at least fifty percent of all common stock awarded to him or her (excluding shares sold to fund tax liabilities associated with the receipt or vesting of awards) until the required ownership threshold is met.

Insider Trading Policy.  In order to avoid creating conflicts between an executive’s interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from hedging the economic risk of owning Company shares.

Tax Deductibility of Named Executive Officer Compensation

The Committee generally attempts to structure executive compensation in a manner so as to minimize the impact of Section 162(m) of the Internal Revenue Code.  Under Section 162(m), a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer. The Committee believes that it is generally in the Company’s best interests for its executives’ compensation to meet the requirements of Section 162(m).  Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of the annual incentive and long-term awards it pays to executives. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

    The foregoing Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for 2009, 2010 and 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Scott D. Stowell (Chief Executive Officer)	2011 2010 2009	750,000 750,000 750,000	— 2,500,000 432,000	852,867 1,148,659 803,000	— — 430,000		459,236 618,509 —	5,597 5,852 5,714	2,067,700 5,023,020 2,420,714
Jeff J. McCall (Chief Financial Officer)	2011	320,833	600,000	220,787	3,172,000		220,787	144,409	4,678,816
John P. Babel (General Counsel)	2011 2010	425,000 400,000	— —	70,652 83,288	— —		131,210 154,678	5,285 5,516	632,147 643,482
Wendy L. Marlett (Chief Marketing Officer)	2011 2010	525,000 167,260	— 400,000	150,740 —	— 1,052,000		150,740 —	5,405 118	831,885 1,619,378
Former Executive Officers:

Kenneth L. Campbell (Chief Executive Officer)	2011 2010 2009	850,000 850,000 703,833	1,000,000 — 615,000	1,213,695 1,634,630 1,142,000	— — 10,280,000		653,529 880,186 —	7,477 7,152 407,481	3,724,701 3,371,968 13,148,314
John M. Stephens (Chief Financial Officer)	2011 2010 2009	215,002 400,000 384,524	80,739 — 221,500	— 112,786 109,000	194,897 — 150,500	(4)	— 209,460 —	480,295 5,540 5,480	970,933 727,786 871,004
_________________________

(1)
Annual bonus and non-equity incentive plan compensation is generally paid in February or March for the prior year’s performance.  The 2011 amounts are described in more detail in the "Compensation Discussion and Analysis" section under the heading "2011 Named Executive Officer Compensation" beginning on page 22 of this proxy statement.

(2)
The amount reflected in this column is the aggregate grant date fair value of awards granted for service performed during the year.  The methodology and assumptions used to calculate the valuations of the stock awards and option awards granted to named executive officers are set forth in Note 14, "Stock Incentive and Employee Benefit Plans," to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011.  The 2011 amounts in the "Stock Awards" column represent the portion of 2011 named executive officer incentive plan compensation paid in common stock.  The Company common stock issued to each named executive officer was fully vested as of the date of issuance but is subject to a three year transfer restriction that will lapse with respect to one-third of the shares on each of the first three anniversaries of the issuance date.  A portion of the stock payout to each named executive officer was withheld to cover taxes applicable to the stock award.

(3)
Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company, the value of flex credits provided to each executive to be applied against the cost of the executive’s participation in the Company’s cafeteria benefit plans, and the Company’s contribution to the executive’s 401(k) Plan account. In addition, amounts in this column for 2011 include $144,283 of relocation related costs paid to Mr. McCall and $475,053 of severance and accrued vacation benefits paid to Mr. Stephens and, for 2009, include $404,413 of relocation related costs paid to Mr. Campbell.  Except as noted above, none of the amounts described in this footnote exceed $10,000.

(4)	Represents the incremental fair value of certain stock option awards modified under Mr. Stephens’ Retirement and Transition Services Agreement.

Grants of Plan-Based Awards

The following table sets forth information concerning awards granted under the Company’s equity and non-equity incentive plans for 2011 to each of the Company’s named executive officers.

GRANTS OF PLAN-BASED AWARDS FOR 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)		Maximum ($)(1)	Threshold (#)	Target ($)(1)	Maximum (#)(1)
Name	Grant Date		Target ($)(1)
Scott D. Stowell	01/31/11	—	513,308	10,000,000	—	953,287	3,000,000	—	—		—	953,287

Jeff J. McCall (2)	06/01/11	—	246,783	10,000,000	—	246,783	3,000,000	—	—		—	246,783
	06/01/11	—	—	—	—	—	—	—	1,300,000	(2)	3.80	3,172,000

John P. Babel	01/31/11	—	131,994	10,000,000	—	71,073	3,000,000	—	—		—	71,073

Wendy L. Marlett	01/31/11	—	219,989	10,000,000	—	118,456	3,000,000	—	—		—	118,456

Former Executive Officers:

Kenneth L. Campbell	01/31/11	—	730,477	10,000,000	—	1,356,600	3,000,000	—	—		—	1,356,600

John M. Stephens	01/31/11	—	190,657	10,000,000	—	102,662	3,000,000	—	—		—	102,662
	06/30/11	—	—	—	—	—	—	—	—		—	194,897	(4)
_________________________

(1)
The amounts reflected in these columns represent the aggregate compensation opportunity authorized early in 2011 under our annual incentive compensation plan for our named executive officers.  At the time the Compensation Committee authorized the annual incentive award opportunities, it specified that the payout of the awards would be in fixed percentages of cash and common stock for 2011.  As required by SEC disclosure rules, the amount reflected as the "Target" award is the amount of the annual incentive (in dollars) payable if targeted 2011 adjusted EBITDA were to be achieved.  The amount reflected as the "Maximum" award is the maximum award permitted under our 2008 Equity Incentive Plan.  Under their individual incentive compensation programs, Mr. Stowell, Mr. McCall, Mr. Babel, Ms. Marlett and Mr. Campbell were paid incentive bonuses of $1,312,103 (35% cash/65% stock), $441,574 (50% cash/50% stock), $201,862 (65% cash/35% stock), $301,480 (50% cash/50% stock) and $1,867,224 (35% cash/65% stock), respectively.  These bonuses have been earned and paid, with the payout amounts reflected in the "Non-Equity Incentive Plan Compensation" column and the "Stock Awards" column of the Summary Compensation Table, above.  Mr. Stephens received no plan based awards as a result of the termination of his employment on June 30, 2011.  These amounts are described in more detail in the "Compensation Discussion and Analysis" section under the heading "2011 Named Executive Officer Compensation" beginning on page 22 of this proxy statement.

(2)
Mr. McCall’s incentive award established under his employment agreement effective June 1, 2011 was equal to the pro-rated amount of 0.44% of the Company’s targeted 2011 adjusted EBITDA.  The option grant has a seven-year term and vests in four equal installments, with one quarter vested on the date of grant and an additional one quarter vested on each of the first three anniversaries of the grant date.

(3)
For a description of the methodology and assumptions used to calculate the grant date fair value of the option awards granted, please see Note 14, "Stock Incentive and Employee Benefit Plans," to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011.  The fair value of the equity awards shown in the table is equal to the dollar amount of the award opportunity shown as the "Target" award, which was a cash amount and not an amount denominated in shares.  The number of shares issuable under the annual incentive award was determined by the Compensation Committee on February 9, 2012, by dividing the portion of the annual incentive award to be settled in shares by the closing price of our Common Stock on that date, which was $4.73 per share.

(4)	Represents the incremental fair value of certain stock option awards modified under Mr. Stephens’ Retirement and Transition Services Agreement.

Outstanding Equity Awards

The following table provides a summary of equity awards granted to each of the Company’s named executive officers that were outstanding as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

Scott D. Stowell	19,600	—		11.6700	01/14/2012	—	—
	30,000	—		11.0000	11/12/2012	—	—
	18,000	—		16.7050	07/24/2013	—	—
	15,000	—		27.5850	04/27/2014	—	—
	25,000	—		29.8400	02/06/2014	—	—
	200,000	—		4.0200	02/07/2015	—	—
	1,050,000	350,000	(1)	3.1000	08/22/2015	—	—
	750,000	250,000	(2)	0.6700	03/09/2016	—	—

Jeff J. McCall	325,000	975,000	(3)	3.8000	06/01/2018	—	—

John P. Babel	225,000	75,000	(2)	0.6700	03/09/2016	—	—
Wendy L. Marlett	200,000	200,000	(4)	3.8100	09/07/2017	—	—
Former Executive Officers:

Kenneth L. Campbell	750,000	250,000	(5)	2.7100	06/02/2016	—	—
	1,500,000	500,000	(5)	3.0500	06/02/2016	—	—
	2,250,000	750,000	(5)	4.1000	06/02/2016	—	—

John M. Stephens	—	—		—	—	—	—
_________________________

(1)	The final unexercisable option vests on 8/22/2012.

(2)	The final unexercisable option vested on 3/9/2012.

(3)	One third of the remaining unexercisable option vests on 6/1/2012, 6/1/2013 and 6/1/2014.

(4)	One half of the remaining unexercisable option vests on 9/7/2012 and 9/7/2013.

(5)	The final unexercisable option vested on 1/1/2012.

Option Exercises and Stock Vested

  The following table sets forth on an aggregated basis for each of the Company’s named executive officers, the number and value of shares of Common Stock acquired upon exercise of stock options, and the number and value of shares of Common Stock acquired upon vesting of restricted stock during 2011.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Scott D. Stowell	—	—	—	—
Jeff J. McCall	—	—	—	—
John P. Babel	—	—	—	—
Wendy L. Marlett	—	—	—	—
Kenneth L. Campbell	—	—	—	—
John M. Stephens (1)	500,000	1,035,475	—	—
_________________________

(1)	Amounts reported relate to the exercise of expiring stock options following the termination of Mr. Stephens’ employment with the Company on June 30, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Equity compensation plans approved by stockholders (1)(3)	17,809,035	$4.23	31,570,998
Equity compensation plans not approved by stockholders (2)(3)	68,750	$29.84	—
Total	17,877,785	$4.33	31,570,998
_________________________

(1)
Consists of the 2000 and 2005 Stock Incentive Plans and the 2008 Plan.  No additional awards will be made under any plan other than the 2008 Equity Incentive Plan. Under the 2008 Plan each stock award that is other than a stock option or stock appreciation right consumes 1.5 available shares for every 1 awarded share.

(2)	Consists of awards under our 2001 Non-Executive Officer Stock Incentive Plan, approved by our Board of Directors on April 24, 2001. No additional awards will be made under this plan.

(3)
Each plan is administered by the Compensation Committee of the Board of Directors.  The 2008 Plan, which is the only plan pursuant to which future awards may be made, provides the committee discretion to award options, stock appreciation rights, incentive bonuses and incentive stock to employees, directors, and executive officers of the Company and its subsidiaries.  The committee is also authorized to amend, alter or discontinue each plan, except to the extent that it would impair the rights of a participant.  Generally, each option granted under each plan will be exercisable no earlier than one year and no later than seven years from the date of grant, at an exercise price per share equal to or greater than the fair market value of Common Stock on the date of grant. In addition, options may not be repriced without the prior approval of the Company’s stockholders.  Incentive bonus and incentive stock awards granted under each plan may be subject to performance criteria or other conditions designated by the committee at the time of grant.

AUDIT COMMITTEE REPORT

To: The Board of Directors

    The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations; its evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2011.

AUDIT COMMITTEE
Douglas C. Jacobs (Chairman)
Bruce A. Choate
F. Patt Schiewitz

The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

INFORMATION CONCERNING AUDITOR

Ernst & Young LLP was retained to audit the Company’s consolidated financial statements for 2011 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee will consider the appointment of Ernst & Young as the Company’s auditor for fiscal year 2012.  Representatives of Ernst & Young are expected to be present at the 2012 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions from stockholders.

Audit Fees and All Other Fees

    The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2011 and 2010.

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees(1)	$747,118	$1,052,750
Audit-Related Fees(2)	1,995	1,995
Tax Fees(3)	225,701	296,000
All Other Fees	—	—
Total(4)	$974,814	$1,350,745
_________________________

(1)
Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, Standard Pacific Mortgage, Inc., services rendered related to consents and comfort letters provided in connection with securities offerings, and fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Does not include $48,000 and $50,000 in fees and expenses related to fiscal year audits of unconsolidated joint ventures with respect to which the Company, directly or indirectly, is the managing member for the fiscal years ended December 31, 2011 and 2010, respectively.

(2)	Includes fees related to an online subscription to Ernst & Young’s internal accounting literature database.

(3)	Includes fees related to research with respect to various tax issues.

(4)	All fees listed above were approved by the Audit Committee.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before such services commence.

Each year, management submits to the Audit Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Audit Committee considers, among other things, whether such services are consistent with the auditor’s independence. For those services approved by the Audit Committee, the committee also establishes an aggregate cap on fees associated with such services. In addition, at each regular meeting of the Audit Committee management reports to the committee details of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.

In order to expedite the handling of unexpected matters, the Audit Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company’s independent auditors to the Company for the fiscal year ended December 31, 2011 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 12, 2012 (except as noted otherwise) regarding ownership of the Company’s Shares by (1) each director of the Company, (2) each executive officer of the Company named in the summary compensation table, (3) all directors and executive officers of the Company as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s Shares. This table is based on information supplied to the Company by the Company’s executive officers and directors and on Schedule 13Gs filed with the Securities and Exchange Commission.  Except as noted below, the address of the named beneficial owner is c/o Standard Pacific Corp., 15360 Barranca Parkway, Irvine, California 92618.

	Common Stock		Senior Preferred Stock
Name of Beneficial Owner	Shares(1)	Percent of Class**	Shares	Percent of Class
Directors and Executive Officers
Scott D. Stowell	2,829,657	1.4	—	—
Jeff J. McCall	353,377	*	—	—
John P. Babel	332,443	*	—	—
Wendy L. Marlett	218,522	*	—	—
Bruce A. Choate	15,280	*	—	—
Dr. James L. Doti	178,680	*	—	—
Ronald R. Foell	506,028	*	—	—
Douglas C. Jacobs	185,326	*	—	—
David J. Matlin (2)	89,400,000	(2)	450,829(4)	100
John R. Peshkin	5,000	*	—	—
F. Patt Schiewitz	181,892	*	—	—
Peter Schoels (2)	89,400,000	(2)	450,829(4)	100
Directors and Executive Officers as a Group (12 persons)	94,206,205	47.3	450,829(4)	100
Former Executive Officers (3)
Kenneth L. Campbell	6,517,475	3.3	—	—
John M. Stephens	27,114	*	—	—
5% Beneficial Owners
MP CA Homes LLC (4)	89,400,000	(4)	450,829(4)	100
FMR, LLC (5)	16,364,432	8.2	—	—
BlackRock, Inc. (6)	10,551,258	5.3	—	—
_________________________

*	Less than one percent.

**
Applicable percentage of ownership is based on 199,305,392 shares of the Common Stock outstanding as of March 12, 2012.  To the Company’s knowledge, none of such shares have been pledged as security by any of the Company’s directors or executive officers.

(1)
The total number of shares listed in the "Shares" column for each named executive officer and director includes the following number of shares subject to options held by such named executive officer or director which are exercisable within 60 days after March 12, 2012: Mr. Stowell 2,338,000, Mr. McCall 325,000, Mr. Babel 300,000, Ms. Marlett 200,000, Mr. Foell 20,000 and Mr. Jacobs 20,000, and all directors and executive officers as a group 3,203,000.

(2)
As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes, LLC, each of Mr. Matlin and Mr. Schoels may be deemed to be the beneficial owner of all of the shares of Common Stock and Series B Preferred Stock held by MP CA Homes, LLC, over which they may be deemed to have shared voting and dispositive power.  Please see footnote 4 below.

(3)
Mr. Campbell and Mr. Stephens are no longer required to report their ownership positions to the Company.  As a result, the information regarding Mr. Campbell and Mr. Stephens was acquired as of December 31, 2011.  The total number of shares listed for Mr. Campbell also includes 6,000,000 of stock options held as of December 31, 2011 and 156,778 shares of transfer restricted stock issued to Mr. Campbell on February 9, 2012 in connection with his 2011 incentive bonus.

(4)
MP CA Homes LLC (identified as MatlinPatterson throughout the rest of this proxy statement), an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of 450,829 shares of Series B Preferred Stock ("Junior Preferred Stock") and 89,400,000 shares of Common Stock, with respect to which it has shared dispositive and voting power. The address of MP CA Homes LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213. The Junior Preferred Stock, together with the Common Stock held by MatlinPatterson, currently represent 49% of the total voting power of the Shares of the Company.  The Junior Preferred Stock will vote with the Common Stock on an as-converted basis provided that the votes attributable to shares of Junior Preferred Stock held by MatlinPatterson, together with votes attributable to shares of Common Stock held by MatlinPatterson, cannot exceed 49% of the total voting power of the voting power of the Shares of the Company.  The Junior Preferred Stock is initially convertible into up to 147,812,786 shares of Common Stock; however, MatlinPatterson is not entitled to convert the Junior Preferred Stock into Common Stock unless after such conversion it would hold no more than 49% of the voting power of the Shares of the Company.  Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Junior Preferred Stock will receive the amount payable if the Junior Preferred Stock had been converted into Common Stock immediately prior to the liquidating distribution.  For such purposes, the as-converted number for the Junior Preferred Stock would be 147,812,786 shares of Common Stock, which, together with the 89,400,000 shares of Common Stock held by the Investor, equals approximately 68.3% of the outstanding Common Stock of the Company as of March 12, 2012.

(5)	FMR, LLC beneficially owns 16,364,432 shares of Common Stock, over which it has sole dispositive power. It has sole voting power over

2,169 shares. FMR, LLC’s address is 82 Devonshire Street, Boston MA 02109. This information is based on a Schedule 13G filed by FMR, LLC on February 14, 2012.

(6)
BlackRock, Inc. beneficially owns 10,551,258 shares of Common Stock, over which it has sole voting and dispositive power.  The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 8, 2012.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2013 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 ("Rule 14a-8") must set forth such proposal in writing and submit it to the Company’s Corporate Secretary on or before ________, 2012.  The Board of Directors will review proposals from eligible stockholders if they are received by _________, 2012 and will determine whether such proposals will be included in the Company’s 2013 proxy solicitation materials.  Under Rule 14a-8 a stockholder is eligible to present proposals to the Board of Directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2013 annual meeting of stockholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act of 1934, as amended.

If a stockholder desires to have a proposal presented or nominate a director candidate at the Company’s 2013 annual meeting of stockholders and the proposal is not intended to be included in the Company’s 2013 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Corporate Secretary at the Company’s principal executive offices by February 9, 2013.  All stockholder proposals must include the information required by the Company’s bylaws. Stockholders may contact the Company’s Corporate Secretary at the address set forth below for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.  For information about stockholder director nominations, reference is made to the information included under the caption "Director Identification, Qualification and Nominating Procedures" in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on its review of the copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 that were required to be furnished to us, all of the reports required under Section 16(a), during or with respect to the fiscal year ended December 31, 2011, were filed on a timely basis except for a Form 4 for Mr. Schiewitz inadvertently filed late on March 3, 2011 for a transaction that occurred on February 14, 2011.

FORM 10-K ANNUAL REPORT
INCORPORATION BY REFERENCE

Along with this proxy statement, the Company has made available to each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K.  In addition, the Company hereby incorporates the full text of the Amended Rights Agreement by reference into this proxy statement.  The full text of the Amended Rights Agreement was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2011. The Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2011 (without the exhibits thereto) and/or a copy of any exhibits to its 2011 Form 10-K and/or a copy of the Amended Rights Agreement, upon the written or oral request of any stockholder or beneficial owner of its Common Stock. Requests should be directed to the below address.

John P. Babel
Corporate Secretary
Standard Pacific Corp.
15360 Barranca Parkway
Irvine, California 92618
(949) 789-1600

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2012

The Notice of Internet Availability of Proxy Materials and this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2011 are available at www.proxyvote.com.

FORWARD-LOOKING STATEMENTS

This proxy statement contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the anticipated actions and effects of our compensation structure and programs.  Standard Pacific undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements should be evaluated together with the many uncertainties that affect Standard Pacific’s business, particularly those mentioned under the heading "Risk Factors" in Standard Pacific’s Annual Report on Form 10-K, and in the periodic reports that Standard Pacific files with the SEC on Form 10-Q and Form 8-K.

OTHER MATTERS

    At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters that would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

STANDARD PACIFIC CORP.
ATTN: MICHELLE VARELA
15360 BARRANCA PARKWAY
IRVINE, CA 92618

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	____________________

Nominees

01 Bruce A. Choate 02 Ronald R. Foell 03 Douglas C. Jacobs 04 David J. Matlin 05 John R. Peshkin
06 Peter Schoels 07 Scott D. Stowell

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000131546_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/Annual Report/10K Wrap is/are available at www.proxyvote.com .

STANDARD PACIFIC CORP.
Annual Meeting of Stockholders
May 9, 2012 10:30 AM Local Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), revoking any proxy previously given, hereby constitute(s) and appoint(s) Scott D. Stowell, Jeff J. McCall and John P. Babel, or each of them, as his, her or its true and lawful agents and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of STANDARD PACIFIC CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Standard Pacific Corp., 15360 Barranca Parkway, Irvine CA 92618 on Wednesday, May 9, 2012 at 10:30 am local time, and at any adjournment or postponement thereof, on all matters coming before such meeting as set forth on the reverse hereof.

If a box is checked, your shares shall be voted in accordance with your instructions. If you fail to mark one of the boxes for a proposal, this proxy will be voted, in the case of the election of directors, FOR each of the listed nominees for director, FOR proposal 2, FOR proposal 3 and in the discretion of the proxy holders on all other business that comes before the meeting or any postponement or adjournment thereof

0000131546_2 R1.0.0.11699

Continued and to be signed on reverse side